Exhibit 10.1

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (“Sixth Amendment”), dated as of January 8, 2015 (the “Effective Date”), is entered into by and between Balzer Family Investments, L.P., a California limited partnership (“Lessor”), and Anacor Pharmaceuticals, Inc., a Delaware corporation (“Lessee”).

RECITALS

A.                                    Lessor and Lessee entered into that certain Lease dated October 16, 2002 (as amended, extended, supplemented or otherwise modified prior to the Effective Date, the “Lease”; capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Lease) for the Premises located at 1060 East Meadow Circle, Palo Alto, California.

B.                                    The term of the Lease is scheduled to expire on December 31, 2015.

C.                                    Lessor and Lessee now desire to provide Lessee with three (3) additional options to extend the term of the Lease on the terms and conditions set forth in this Sixth Amendment.

AGREEMENT

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee agree as follows:

1.                                      Additional Options to Extend.  The Lease is hereby amended by adding thereto a new Paragraph 36, Additional Options to Extend, which shall read as follows:

“36.                         Additional Options to Extend.

(a)                                 Lessor hereby grants Lessee the option to further extend the term of this Lease for two (2) consecutive periods of twelve (12) months each, and one (1) additional period of three (3) months, commencing January 1, 2016, January 1, 2017, and January 1, 2018, respectively.  Lessee may exercise each of the foregoing options to extend the term by giving written notice of exercise to Lessor at least three (3) months, but no more than nine (9) months, prior to December 31, 2015, December 31, 2016, and December 31, 2017, respectively; provided, that if Lessee is in a state of uncured default after the expiration of applicable notice and cure periods (referred to herein as “in default”) at either the time of exercise of an option or at the commencement of the applicable option period, such notice shall be void and of no force or effect.  Each such option period, if exercised, shall be upon the same terms and conditions as the initial term of this Lease, including the payment by Lessee of the Operating Expenses of the Premises in accordance with Paragraph 4(b) of this Lease and the payment by Lessee of the real property taxes and assessments in accordance with Paragraph 4(c) of this Lease, except that (1) Lessee shall pay Monthly Base Rent during such option period as set forth in Paragraph 36(b), (2) there shall be no additional option to extend the term (other than any remaining options under this Paragraph 36), and (3) Lessee shall accept the Premises on the commencement of such option period in their then “as is” condition, subject to any continuing repair and maintenance obligations of Lessor under this Lease.  If Lessee does not exercise any such option in a timely manner, such option and any succeeding option, if applicable, shall automatically lapse, time being of the essence.  The “lease term” as used in this Lease shall include the initial term and any option period(s), if exercised.

(b)                                 Lessee shall pay to Lessor during the option periods described in this Paragraph 36, if exercised, Monthly Base Rent as follows:

Period	Rent/SF/Month/NNN	Monthly Base Rent

Jan 1, 2016 – Dec 31, 2016	$2.00	$30,600.00/month
Jan 1, 2017 – Dec 31, 2017	see below
Jan 1, 2018 – Mar 31, 2018	see below

The Monthly Base Rent for the second and third option periods set forth above shall be ninety-five percent (95%) of the then current fair market rental for the Premises as of the commencement of the applicable option period (hereafter, the “current fair market rental”) as determined by agreement between Lessor and Lessee, if possible, and by the process of appraisal if Lessor and Lessee cannot reach agreement on the current fair market rental of the Premises.  If Lessor and Lessee agree on the current fair market rental of the Premises for the applicable option period, then Lessor and Lessee shall execute an amendment to this Lease to set forth ninety-five percent (95%) of such amount as the Monthly Base Rent for such option period.

If Lessor and Lessee are unable to agree upon the current fair market rental of the Premises within thirty (30) days after the date Lessee has notified Lessor in writing of Lessee’s exercise of the applicable option to extend the term, then an appraisal shall be performed by one appraiser if the parties are able to agree upon one appraiser.  If the parties are unable to agree upon one appraiser within fifteen (15) days after the expiration of the foregoing 30-day period, then each party shall appoint an appraiser and the two appraisers shall select a third appraiser.  Each appraiser selected shall be a member of the American Institute of Real Estate Appraisers (AIREA) with at least five (5) years of full-time commercial real estate appraisal experience in the Palo Alto research and development rental market.

If only one appraiser is selected, the single appraiser shall notify the parties in simple letter format of its determination of the current fair market rental for the Premises for the applicable option period within fifteen (15) days following its selection.  Such appraisal shall be binding upon the parties as the current fair market rental for the Premises for the applicable option period and shall be based upon the then current rental rate paid by tenants for premises of similar age, size, quality of construction and specifications in the vicinity of the Premises, but excluding the value, if any, of any improvements to the Premises constructed at Lessee’s expense, either at the commencement of the initial term or thereafter during the lease term with Lessor’s prior written consent.    If multiple appraisers are selected, each appraiser shall notify the parties in simple letter format of its determination of the current fair market rental for the Premises for the applicable option period (based on the foregoing criteria) within fifteen (15) days following its selection.  If two (2) or more of the appraisers agree on the current fair market rental for the Premises, such agreement shall be binding on the parties.  If multiple appraisers are selected and two (2) appraisers are unable to agree on the current fair market rental for the Premises, the current fair market rental for the Premises shall be determined by taking the average of the appraisals; provided, that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%), shall be disregarded in calculating the average of the appraisals.  Upon final determination of the current fair market rental for the Premises for the applicable option period, Lessor and Lessee shall execute an amendment to this Lease to set forth ninety-five percent (95%) of such amount as the Monthly Base Rent for such option period.

If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser.  If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selected and one-half of the fees and expenses of the third appraiser.

(c)                                  The options to extend the term that are granted to Lessee by this Paragraph 36 are granted for the personal benefit of Anacor Pharmaceuticals, Inc. (“Anacor”) only, and may be exercised only by Anacor or by a “Permitted Affiliate” under Paragraph 16(h) of this Lease.  Said options may not be assigned or transferred to any assignee or sublessee other than a “Permitted Affiliate.

(d)                                 If Lessee exercises any of the options to extend that are granted to Lessee by this Paragraph 36, Lessor hereby grants to Lessee the option to terminate this Lease at any time following such exercise by giving prior written notice of termination to Lessor, provided that the effective date of termination shall be not less than six (6) months after the receipt by Lessor of the written notice of termination. If Lessee exercises such termination right, Lessee shall pay all rent due and perform all of Lessee’s other obligations hereunder through the effective date of termination. Monthly Base Rent and Additional Rent shall be prorated as of the effective date of termination.”

4.                                      Condition of Premises. Pursuant to California Civil Code Section 1938, Lessor hereby notifies Lessee that the Premises have not been inspected by a Certified Access Specialist (CASp).

5.                                      Brokers.   Lessor and Lessee each represent and warrant to the other that it has not had any dealings with any real estate broker, agent, finder or other person with respect to this Sixth Amendment that would result in a commission or finder’s fee being payable in connection with the execution hereof.  No commission or finder’s fee shall be payable by Lessor or Lessee with respect to this Sixth Amendment, any option extension period exercised by Lessee, or any other extension of the term of the Lease pursuant to the terms of the Lease, as such terms may be amended by this Sixth Amendment.

6.                                      Notices.  Paragraph 23 of the Lease is hereby amended to provide that copies of all notices to (i) Lessor shall be delivered to Berliner Cohen, 10 Almaden Blvd., 11th Floor, San Jose, CA 95113, Attn:  Nancy Brandt, Esq and (ii) Lessee shall be delivered to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303, Attn: General Counsel.

7.                                      No Further Modifications.  Except to the extent modified by this Sixth Amendment, the terms and provisions of the Lease shall remain unmodified and in full force and effect.  On and after the Effective Date, each reference in the Lease to “this Lease,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Lease (as amended, extended, supplemented or otherwise modified prior to the Effective Date), as further amended by this Sixth Amendment.

8.                                      Counterparts.  This Sixth Amendment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Sixth Amendment by facsimile or in electronic format (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart of this Sixth Amendment.

LESSOR			LESSEE

BALZER FAMILY INVESTMENTS, L.P.,			ANACOR PHARMACEUTICALS,
a California limited partnership			INC., a Delaware corporation

By:	W.F. Batton Management Company,		By:	/s/Lucy O. Day
a California corporation,
	General Partner		Name: Lucy O. Day

	By:	/s/ Harold Balzer	Title: VP HR and Finance
Harold Balzer, President